Exhibit 10.1

“FORM OF”

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 26th day of May, 2020 (the “Effective Date”) by and between [___________________] (each a “Seller” and collectively, the “Sellers”), TARONIS FUELS, INC., a Delaware corporation (“Purchaser”) and TARONIS-TGS, LLC, a Delaware limited liability company “(Purchaser Designee”), and [__________________________] (the “Company”). Sellers, Purchaser, and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. [redacted]

B. Purchaser desires to acquire in the name of Purchaser Designee, and Sellers wishes to sell, on the terms and conditions set forth in this Agreement, one hundred percent (100%) of the Company’s outstanding membership interests (the “Purchase Interests”), the result of which will be that after the Closing (as hereinafter defined) Purchaser Designee will be the sole member of the Company.

C. Sellers and Purchaser have determined that it is in their mutual best interests, and the best interests of the Company, that any and all other existing agreements concerning the issue, sale or transfer of the Purchase Interests by and between the Parties be cancelled and superseded in their entirety by this Agreement to the effect that Sellers agree to sell, and Purchaser agrees to purchase, the Purchase Interests, pursuant to the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

Purchase and Sale

1.1 Sale of Purchase Interests. Subject to the terms and conditions set forth in this Agreement and in consideration for the Purchase Price (defined below), Sellers shall sell the Purchase Interests to Purchaser Designee, which such Purchase Interests represents one hundred percent (100%) of the outstanding membership interests in the Company.

1.2 Purchase Price; Allocation of Purchase Price. The price of the Purchase Interests determined under this paragraph shall be Eight Million and No/100 U.S. Dollars ($8,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid by Purchaser to the Sellers, pro rata based upon the percentage of Purchase Interests owned by each as set forth in the Recitals, as follows:

(a)	At the Closing, and subject to the execution and delivery of an Assignment of the Purchase Interests by Sellers to Purchaser Designee, an aggregate amount of Four Million and No/100 U.S. Dollars ($4,000,000.00) minus any aggregate amount of outstanding indebtedness set forth on Exhibit A as of the Closing Date (the “Closing Payment”), by wire transfer of immediately available funds to the accounts specified by the Sellers; and

(b)	The balance due at Closing, in the amount of Four Million and No/100 U.S. Dollars ($4,000,000.00) payable pursuant to an secured Promissory Note delivered to the Sellers in amount of Four Million and No/100 Dollars ($4,000,000) with an interest rate of Eight Percent (8%) per annum and a term of Twenty-Four (24) months (the “Promissory Note”). Payments shall be made in equal monthly installments of One Hundred Eighty Thousand Nine Hundred Nine Dollars ($180,909.00) in accordance with the payment schedule attached to the Promissory Note.

For purposes of this Section 1.2, Purchase Price of the Purchase Interests shall be, and is accepted as the value as of the Effective Date, as determined by mutual agreement amongst the Parties.

ARTICLE II

Closing

2.1 Closing Date. The Closing of the sale of Purchase Interests shall occur on the Effective Date simultaneously with the signature of this Agreement by the Parties, the delivery of the Closing Payment by the Purchaser, the Assignment of the Purchase Interests by the Sellers, and the other actions set forth in this Article II (the “Closing”), and shall be deemed effective for all purposes on the Effective Date. The Closing shall take place at such time and location as the Parties mutually agree and may occur by the electronic exchange of documents. The date on which the Closing occurs shall be the “Closing Date”.

2.2 Continuation of Employment. [redacted]

2.3 Performance by Sellers at Closing. At Closing and as applicable to a respective Seller, the Sellers shall execute and deliver to Purchaser the following:

(a)	an Assignment of Membership Interest relating to the Purchase Interests then owned by such Seller to the Purchaser Designee;

(b)	a consent of the members and managers of the Company authorize and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c)	[redacted]

(d)	[redacted; and

(e)	all other instruments and documents that are necessary to fulfill the obligations of Sellers under this Agreement that are required to be fulfilled on or prior to the Closing Date.

2.4 Performance by Purchaser and Company at Closing. At Closing, Purchaser shall execute and deliver or cause to be executed and delivered to Sellers the following:

(a)	the Closing Payment by wire transfer of immediately available funds, pro rata based upon each Seller’s percentage interest in the Company, to the accounts specified by each Seller;

(b)	the Promissory Note;

(c)	the Membership Interest Pledge Agreement, executed by Purchaser Designee;

(d)	an Irrevocable Transfer Power, executed by Purchaser Designee;

(e)	[redacted]; and

(f)	all other instruments and documents that are necessary to fulfill the obligations of Purchaser under this Agreement that are required to be fulfilled on or prior to the Closing Date.

ARTICLE III

Representation and Warranties of the Sellers

Each Seller represents and warrants to Purchaser, severally as to such Seller and not jointly, as of the Closing Date, as follows:

3.1 Authority. Such Seller has all power and authority, without further consent, to enter into and perform all of the obligations under this Agreement and to enter into the other documents that this Agreement contemplates, including, but not limited to the transfer instruments referenced herein.

3.2 Title of Units. Such Seller owns all right, title and interest in the percentage of the Purchase Interests owned by such Seller, as set forth in the Recitals to this Agreement, without lien or encumbrance. Such Seller’s title to the percentage of the Purchase Interests owned by such Seller has not been encumbered by any security interests, charges, restrictions, or other encumbrances of any nature, other than under this Agreement with Purchaser, the Company’s limited liability company agreement or applicable laws (including securities laws).

3.3 No Litigation. To the best of the knowledge of such Seller, no action, proceeding or judgment has been instituted in which an order has been entered restraining, prohibiting or invalidating the transactions contemplated by this Agreement, or affecting the right of Purchaser to own the Purchase Interests. For purposes of this Section 3.3, “knowledge” means the current actual knowledge of such Seller.

3.4 Disclosure. To the best of the knowledge of such Seller, no representation or warranty of such Seller contained in this Agreement, or in any document delivered to Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits a material fact necessary to make those statements contained herein or therein not misleading in any respect. For purposes of this Section 3.4, “knowledge” means the current actual knowledge of each Seller.

3.5 Authorized Capital and Outstanding Units. The Purchase Interests represent all of the issued and outstanding membership interests in the Company, such membership interests are owned by the Sellers in the percentages set forth in the Recitals to this Agreement, and all such membership interests are fully paid, free and clear of all liens, claims and encumbrances (except for such liens, claims and encumbrances under this Agreement, the Company’s limited liability company agreement and applicable laws) and are not subject to options, warrants, contracts, or agreements of any kind, except as set forth in this Agreement and the Company’s limited liability company agreement.

3.6 No Restrictions on Securities; Purchase Interest Holders. There are no authorized, issued, or outstanding securities of the Company, whether equity or debt, of any kind whatsoever and no outstanding options, warrants, rights, conversion privileges or other agreements or instruments obligating the Company to issue any additional membership interests or capital stock of any class or classes of any kind.

ARTICLE IV

Representation and Warranties of Purchaser

Purchaser represents and warrants to each Seller as of the Closing Date, as follows:

4.1 Authority. Purchaser has all power and authority, without further consent, to enter into and perform all of the obligations under this Agreement and to enter into the other documents that this Agreement contemplates.

4.2 Investigation and Access. Purchaser has been provided access to the Company’s financial statements and to all of the documents and information relating to the operations and activities of the Company. Purchaser has further discussed this sale of the Purchase Interests with the Sellers, has been given the opportunity to ask any questions Purchaser has concerning any and all aspects of the operations and activities of the Company, including the fair market value of the Purchase Interests, to Purchaser’s full satisfaction and Purchaser has no further questions. Purchaser acknowledges and agrees that Purchaser has made its own independent investigation into the desirability of purchasing the Purchase Interests for the price and terms set forth herein, and is relying upon that investigation, and the representations and warranties of the Seller set forth in Article III, and not upon any other representations and warranties of the Sellers or any other person.

4.3 Restricted Securities Purchaser acknowledges and understands that the Purchase Interests are being purchased for its own account, for investment purposes only, and not for the account of any other person and not with a view to distribution, assignment or resale to others, in whole or in part, and acknowledges that the sale of the Interest is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”).

ARTICLE V

Covenants

5.1 Post-Closing Covenants. In consideration of the Purchase Price, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, following the Closing hereof, and as a condition to complete said Closing, Sellers agree that they have information regarding the Company and will continue to be in a position of trust and confidence, having familiarity with the Company’s operations, including, but not limited to financial and business information, client lists, bidding practices, tax records, unique production and/or service methods, proprietary information, employee benefits, personnel history, accounting procedures, surety limits or terms, bank lending terms, promotions, products, bid methods, strategies, goals, employees, consultants, equipment condition and capability, job status (executory and completed), technology, services, procedures, clients and services, bid processes, potential clients, potential service areas, and general operations of the Company (collectively “Confidential Information”). It is hereby acknowledged by all Parties that all of the foregoing, both individually and combined, define the business of the Company, and are valuable, special, and unique assets of the Company and its business; the disclosure of or inappropriate use of these assets without the specific written authorization of the Company will cause serious harm to the business and goodwill of the Company, potentially causing significant monetary loss. Sellers recognize and acknowledge that the Company has taken reasonable steps to preserve and protect the secrecy of all of the foregoing confidential information and trade secrets.

(a) Non-Disclosure. Each Seller shall keep all Confidential Information and trade secrets, strictly confidential and each Seller shall not disclose any Confidential Information to any third party without the prior written consent of the Company or pursuant to an order of a court of competent jurisdiction.

(b) Non-Solicitation. Commencing on the Closing Date, and subject to the timely payment of the Promissory Note continuing for a term of eighteen (18) months from the Closing Date, each Seller agrees not to (i) solicit, encourage or attempt to induce (or to assist others to do so) any employee or agent of the Company to terminate his or her employment or working relationship with the Company, or to work with such Seller (or any business, person or activity for profit in which such Seller is associated with) in any capacity whatsoever, or (ii) solicit, encourage, attempt to induce or otherwise contact any of the Company’s existing or prospective customers or clients (known to such Seller as of the Closing Date) (or to assist others to do so) for the purpose of reducing, restructuring or terminating its (or their) business relationship with the Company or to shift its business from the Company to any other provider of competing services or goods.

(c) Non-Disparagement. Each Seller and Purchaser mutually agree that they will make no written or oral statements that directly or indirectly disparage the Company, or each other, or their respective officers, directors, employees, agents or affiliates in any manner whatsoever, including, but not limited to the working conditions or employment practices of the Company; provided, however, that nothing herein is intended to prevent any Seller or Purchaser from testifying truthfully in any proceeding or to limit the right of any person to enforce the obligations of any other person under this Agreement.

(d) Remedies Include Injunctive Relief. In the event any Seller or Purchaser breaches or threatens to breach the terms of this Section 5.1, in whole or in part, any non-breaching Party shall be entitled to all remedies to which it may be entitled in law or in equity including injunctive relief, and monetary damages.

(e) Redacted.

5.2 [Redacted]

5.3 [Redacted]

5.4 [Redacted]

ARTICLE VI

Indemnification

6.1 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless each Seller from any debt, liability or claim (including all costs incurred in the settlement or defense of such liability or claim and reasonable attorneys’ fees, but excluding any obligations for trade accounts payable and the indebtedness listed on Exhibit C), whether such liability or claim is known or unknown (collectively, “Losses”) arising from (i) any inaccuracies in or any breach of any representation or warranty of Purchaser contained in this Agreement, and any certificate or other document delivered pursuant hereto, (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement, and (iii) the operation and ownership of the Company after the Closing Date.

6.2 Indemnification by Sellers. Each Seller shall, severally and not jointly, indemnify, defend and hold harmless Purchaser from any Losses arising from (i) any inaccuracies in or any breach of any representation or warranty of such Seller contained in this Agreement, and any certificate or other document delivered pursuant hereto, (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement, or (iii) the operation and ownership of the Company on or prior to the Closing Date. Any claim for indemnity under clause (i) above must be made within eighteen (18) months from the Closing Date. The maximum aggregate amount of Losses payable by the Sellers under clause (i) of this Section 6.2 is limited to each Seller’s prorated portion of the Purchase Price.

6.3 Exclusive Remedy. The indemnification provisions of this Article VI (together with rights to specific performance and other equitable remedies, including injunctive or other equitable relief) constitute the sole and exclusive remedy with respect to any and all claims relating to the subject matter of the this Agreement, and no other remedy shall be had in law or at equity or otherwise by any Party or any officer, director, employee, agent, affiliate, attorney, consultant, successor or assign of any Party, all such remedies being hereby expressly waived to the fullest extent permitted under applicable law. Without limitation, the indemnification set forth in this Article VI constitutes the sole and exclusive remedy of the Parties arising out of any breach or claimed breach of the representations, warranties, and covenants set forth in this Agreement.

6.4 Purchase Price Adjustment. Any indemnification received under this Article VI shall be treated by Purchaser and Sellers, to the extent permitted by law, as an adjustment to the Purchase Price.

ARTICLE VII

Dispute Resolution: Mediation and Arbitration

7.1 Mediation of Disputes.

(a) Mediation. Except for default due to non-payment, or with respect to any restraining order for alleged breach of any restriction on competition, non-disclosure or non-disparagement provision, in the event of any other dispute between any Parties to this Agreement involving the interpretation or performance of any covenant, condition, or obligation arising under this Agreement, or any of the exhibits attached hereto, that the Parties cannot themselves timely resolve to their mutual satisfaction, such dispute shall first be submitted to mediation. Mediation proceedings shall take place at a location as mutually agreed to between the Parties to this Agreement, or, in the event the Parties are unable to agree, then in Phoenix, Arizona, by a duly qualified, neutral attorney experienced in mediation or other professional mediator chosen by the Parties. The Parties must mutually agree upon selection of the mediator within ten (10) days of either Party sending written notice to the other Party requesting mediation of the dispute. In the event that the Parties cannot timely agree upon selection of the mediator, then said mediator shall be selected in the same manner as the single arbitrator as provided in Subsection 7.2(d)(i) below.

(b) Mediation Proceedings. The mediation shall take place not later than thirty (30) days after selection of the mediator; during which, with the assistance and counseling of said mediator, the Parties shall, in good faith, attempt to resolve their dispute. Any remaining unresolved disputes or issues following completion of said mediation proceedings shall be set forth in writing and be subject to final and binding arbitration in the manner set forth in Section 7.2 below. Each Party to the mediation shall be responsible for their own costs and expenses. The costs of the mediation proceedings itself, and the fees and costs of the mediator, shall be shared equally by the Purchaser on the one hand and the Sellers as a group on the other hand. The Parties to the mediation shall be required to maintain the confidential nature of said proceedings.

7.2 Arbitration of Disputes.

(a) Arbitration. After completion of the Section 7.1 mediation proceedings and notwithstanding the right of the Parties to pursue proceedings in a state or federal court in the event of a default due to non-payment, or with respect to any restraining order for alleged breach of any restriction on competition, non-disclosure or non-disparagement provision, as to any remaining unresolved issues or disputes, the Parties to said mediation shall resolve, exclusively by final and binding arbitration, all such remaining claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”) arising out of, or related to, the terms of this Agreement, and whether such claims originate from contract, tort or otherwise, and whether provided by statute (federal, state or local statutes or laws, and rules, regulations and ordinances interpreting the same), equity or common law, which any Party may have against the others, or their employees or agents in their capacity as such or otherwise.

(b) Arbitration Procedures. Any arbitration hereunder shall be in accordance with the law of the State of Arizona and to the extent that any issue or procedure covering the arbitration is not adequately addressed, said issue or procedure shall then be in accordance with the then current rules of the American Arbitration Association (“AAA”) that are applicable to the Claims asserted. Notwithstanding the foregoing, the arbitration need not be submitted to the American Arbitration Association for administration. The arbitrator shall be a practicing attorney or retired judge with at least ten (10) years total working experience and shall be mutually selected by the Parties. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such Claims would be barred by the applicable statute of limitation. The arbitrator is not authorized to award punitive or other damages not measured by the prevailing Party’s actual damages. An award of damages shall include pre-award interest at the Arizona statutory rate from the time of the act or acts giving rise to the award.

(c) Enforcement. If a Party refuses to honor its obligations under this Agreement, subject to Section 7.1 and Section 7.2(a) and (b), the other Parties may compel arbitration in either the federal or state court. The arbitrator shall apply the substantive law of the State of Arizona, or federal law, or both, as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforcement of this arbitration provision, including any claim that all or part of this provision is void or voidable, and any claim that an issue or dispute related to or arising out of this Agreement, is not subject to arbitration. The type and amount of discovery allowed in the arbitration proceedings shall be in the sole discretion of the arbitrator. Any and all of the arbitrator’s orders, decisions and awards shall be final and binding, and may be enforceable in, and judgment upon any award rendered by the arbitrator, may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this Agreement, including any order, decision or award of the arbitrator, shall be kept confidential by the Parties; provided, however, that Parties may communicate the details of the proceedings conducted pursuant to this Agreement to their financial advisors and others with a need to know.

(d) Number of Arbitrators; Venue; Written Decision and Findings. The arbitration shall be decided by a single arbitrator under Section 7.2(d)(i).

(i) Single Arbitrator. A single arbitrator shall first be appointed by agreement of the Parties, if such agreement can be reached within ten (10) days of receipt of notice by one Party that any other Party has commenced arbitration proceedings. The mediator chosen to hear the dispute pursuant to Section 7.1 shall not serve as the single arbitrator. In the absence of timely agreement, and if the Section 7.1 mediator was not chosen pursuant to the provisions of this Subsection 7.2(d) (e.g., because the Parties to the dispute mutually agreed upon the selection of the mediator), then the Parties shall request a list of seven (7) arbitrators versed in the area of law that is the subject of the claim. The Parties shall select the single arbitrator from said list, by agreement, if possible, and in the absence of said agreement within ten (10) days of receipt of said list, the arbitrator shall be selected from said list by each Party, in turn striking a name from said list until only a single name remains, who shall be the sole arbitrator.

(ii) Resignation of Arbitrator. If any arbitrator resigns, a replacement shall be determined pursuant to Section 7.2(d)(i).

(iii) Venue. The Parties agree that venue for arbitration shall be as mutually agreed to between the Parties to this Agreement, or, in the event the Parties are unable to agree, then in Phoenix, Arizona.

(iv) Written Decision. The arbitrator shall issue written findings and award setting forth his or her decisions concerning said arbitration and the reasoned basis for such findings and award.

(e) Costs of Arbitration. When arbitration is actually conducted pursuant to this Agreement: (i) the Purchaser on the one hand and the Sellers on the other hand shall share equally the obligation for payment of all of the arbitrator’s fees and any facility charges, if applicable, to secure the place of arbitration; and (ii) if said arbitrator determines that an award of attorney fees and costs to the prevailing Party or Parties would be fair and equitable under the circumstances at the time of arbitration, then the Party or Parties in whose favor the arbitrator renders the award shall be entitled to have and recover from the other Party or Parties all other costs incurred, including reasonable attorney fees and expert witness fees, to the extent that such fees and costs would be allocable if incurred in a court action. To the extent that said arbitrator’s award does not award attorney fees and costs to any Party, then, in such event, each Party shall bear its own costs and attorney fees (exclusive of the facility charge portion of the costs of arbitration and fees of the arbitrator, which are to be shared equally between the Purchaser on the one hand and the Sellers on the other hand).

(f) Right to Appeal. The arbitrator does not have authority (i) to render a decision which contains a reversible error of state or federal law, or (ii) to apply a cause of action or remedy not expressly provided for under existing state or federal law. Any Party may appeal an award rendered by the arbitrators in violation of this Section 7.2(f) by filing an appeal with the proper court having jurisdiction over the matter within thirty (30) days of the date upon which such final decision was rendered.

(g) Waiver of Trial. The Parties acknowledge that by signing this Agreement including this mediation (Section 7.1) and arbitration (Section 7.2) provision, said Party is waiving any right that said Party may otherwise have to a jury trial, or a court trial, in regard to any claim hereunder, including a claim for breach of this Agreement.

7.3 Attorneys’ Fees. In the event of any dispute regarding the interpretation or enforcement of this Agreement that was not settled by mediation, and therefore was subject to binding arbitration, and except as otherwise provided in Subsection 7.2(e) (i.e., a decision by the arbitrator not to award attorney’s fees and costs because to do so, in the arbitrator’s opinion, would not be fair and equitable), the prevailing Party or Parties in such dispute, and whether or not litigation is commenced to enforce said arbitration award by the prevailing Party or Parties, shall be entitled to recover its or their reasonable attorney fees and costs and expenses, including, but not limited to, court costs, and specifically including with the definition of “costs” all charges, expenses, consultant fees, expert witness fees, and attorney fees that the prevailing Party or Parties may incur, with or without litigation, in such dispute that was the subject of binding arbitration, whether at trial or upon appeal, and including any bankruptcy or other insolvency proceedings involving the non-prevailing Party or Parties. The term “prevailing Party or Parties” as used in this Agreement means the Party or Parties who successfully prosecutes the action or successfully defends against it, prevailing on the main issue, even though not necessarily receiving an award of damages or other form of recovery.

ARTICLE VIII

Miscellaneous

8.1 Notices. All notices required for by this Agreement shall be made in writing by the mailing of the notice in the U.S. mail to the last known address of the Party entitled thereto, registered or certified mail, return receipt requested. The addresses of the Parties at Closing are:

If to Buyer or the Company:	[ ].

If to Sellers:	[ ].

8.2 Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.3 Parties in Interest. This Agreement shall benefit and bind the Parties and their respective successors, and the Sellers’ heirs and personal representatives.

8.4 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona.

8.5 Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the subject matter hereof and supersedes any prior agreements, written or oral, with respect to the same subject matter.

8.6 Legal Representation. PURCHASER, PURCHASER DESIGNEE AND ITS ATTORNEY HAVE NOT REPRESENTED THE SELLERS IN THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT. IN REGARD TO THIS AGREEMENT, SELLERS HAVE BEEN ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL. THE LANGUAGE USED IN THIS AGREEMENT WILL BE DEEMED TO BE THE LANGUAGE CHOSEN BY THE PARTIES TO EXPRESS THEIR MUTUAL INTENT, AND NO RULES OF STRICT CONSTRUCTION WILL BE APPLIED AGAINST ANY PARTY.

8.7 Survival of Agreement After Closing. Unless otherwise specifically set forth herein, the representations, warranties and agreements contained in this Agreement, or in any document delivered pursuant hereto, shall survive the Closing of the transactions contemplated hereby, subject to the limitations set forth in Section 6.2.

8.8 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

8.9 Trading of Stock. The Parties acknowledge that the Purchaser is a public company quoted on the OTC Markets. If any material, non-public information is disclosed pursuant to this Agreement or the Confidential Information, each Seller agrees that it will comply with SEC Regulation FD (Fair Disclosure), and refrain from trading in Taronis Fuels, Inc. stock until the material non-public information is publicly disseminated.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the Effective Date.

PURCHASER:

Name:
Title:

SELLERS: